Exhibit 10.3

LANDLORD CONSENT TO ASSIGNMENT AND ASSUMPTION OF LEASE

AND THIRD AMENDMENT TO LEASE

This Landlord Consent to Assignment and Assumption of Lease and Third Amendment to Lease (this “Agreement”) is made as of this 28th day of June, 2024 (the “Execution Date”), by and among HARTWELL INNOVATION CAMPUS, LLC, a Delaware limited liability company (“Landlord”), UNIQURE, INC., a Delaware corporation (“Assignor”), and GENEZEN MA, INC., a Delaware corporation (“Assignee”).

RECITALS:

A.King 113 Hartwell LLC, Landlord’s predecessor-in-interest, as landlord, and Assignor, as tenant, entered into that certain Indenture of Lease dated as of July 24, 2013 (the “Original Lease”), as amended by that certain First Amendment dated as of November 9, 2018 (the “First Amendment”) and that certain Second Amendment dated as of June 17, 2019 (the “Second Amendment”) (collectively, the “Existing Lease”), as affected by that certain Guaranty dated as of July 24, 2013 (the “uniQure Guaranty”), by uniQure N.V., a public limited liability company organized under the laws of the Netherlands (“uniQure Guarantor”), in favor of Landlord, pursuant to which Landlord has leased to Assignor certain premises (the “Premises”) consisting of approximately 83,998 rentable square of space in the building commonly known as 113 Hartwell Avenue, Lexington, Massachusetts (as more particularly described in the Existing Lease, the “Building”).  All capitalized words and phrases used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Existing Lease.  The Existing Lease, as modified and amended by this Agreement, is referred to herein as the “Lease.”

B.Assignor and Assignee intend to enter into an Assignment and Assumption of Lease (the “Assignment Agreement”) in the form attached hereto as Exhibit A, pursuant to which Assignor shall assign all of its right, title and interest in and to the Lease to Assignee.

C.Assignor and Assignee have requested that Landlord grant its consent to the Assignment Agreement and Landlord has agreed to give such consent, upon and subject to the terms and conditions contained in this Agreement.

D.Landlord and Assignee have agreed to modify and amend the Existing Lease, all on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals which by this reference are incorporated herein and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, Landlord, Assignor and Assignee hereby agree as follows:

1.Assignment Agreement.  Assignor and Assignee hereby represent and warrant to Landlord as follows: (a) a true, complete and correct copy of the form of Assignment Agreement is attached hereto as Exhibit A; and (b) the Assignment Agreement, when and if executed by the Assignor and Assignee, shall, along with the APA (as defined in the Assignment Agreement), constitute the entire agreement between Assignor and Assignee with respect to the Lease and the Premises.  Not later than one (1) business day after the effective date of the fully executed Assignment Agreement (the “Assignment Effective Date”), Assignee shall deliver a copy thereof to Landlord.

2.Assumption.  Notwithstanding anything to the contrary contained in the Assignment Agreement, upon the execution of the Assignment Agreement by the Assignor and Assignee and as of the Assignment Effective Date, Assignee, for itself and its successors and assigns, hereby assumes and agrees to perform and be bound by all of the covenants, agreements, provisions, conditions, liabilities and obligations of the Assignor under the Lease, including but not limited to, the obligation to pay all rent and other charges payable pursuant to the terms and conditions of the Lease.  On or before the Assignment Effective Date, Assignee shall deliver, or cause to be delivered, a Letter of Credit in the amount and form required by the Lease (the “Replacement Letter of Credit”).

3.Landlord’s Consent.  Subject to and in reliance upon (a) the terms, conditions, agreements and representations made to Landlord contained in this Agreement, and (b) the execution and effectiveness of the Assignment Agreement, Landlord hereby consents to the assignment of the Lease from Assignor to Assignee pursuant to this Agreement; provided, however, nothing contained in the Assignment Agreement or this Agreement shall be construed to amend, modify, waive, impair or affect (i) any of the terms, covenants, conditions, or provisions in the Lease, except as otherwise expressly set forth herein, (ii) any of the liabilities and obligations of Assignor under the Lease, except as otherwise expressly set forth herein, (iii) any rights or remedies of Landlord under the Lease, except as otherwise expressly set forth herein, or (iv) the obligations and liabilities of Landlord under the Lease, at law and/or in equity.  This Agreement shall not constitute or be construed as a waiver, limitation or modification of the obligations of the tenant under the Lease to obtain the prior written consent of Landlord to any subsequent assignment, sublease or other transfer under the Lease.

4.No Release.  Notwithstanding anything to the contrary contained in the Assignment Agreement, but subject to the remainder of this Section 4, Assignor shall remain directly and primarily liable to Landlord for all of the obligations, liabilities, duties, covenants and conditions of the tenant under the Lease, whether the same arise before or after the Assignment Effective Date.  From and after the Assignment Effective Date, the liability of Assignor shall be joint and several with that of the Assignee.  Without limitation, Assignor shall be and remain liable for all such obligations and liabilities notwithstanding any subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease.  Notwithstanding the foregoing or anything else to the contrary contained in the Lease, neither Assignor nor uniQure Guarantor shall have any liability to Landlord or Assignee under the Lease, this Agreement or the Assignment Agreement for any of the following: (i) any obligations, liabilities, duties, covenants and conditions of the tenant under the Lease to the extent first arising from and after May 31, 2029 (such date being the current expiration date of the Lease), including, without limitation, during the Second Additional Term, or (ii) any obligation or liability for the payment of Base Rent due and payable after the Execution Date of this Agreement to the extent that the Base Rent as amended in this Agreement for any particular time period exceeds the Base Rent for the same such time period set forth in the Base Rent tables in Sections 1.A and 1.B of the Second Amendment (the parties agreeing that only Assignee and Genezen Guarantor shall be responsible for such excess Base Rent), or (iii) any obligation or liability for the payment of costs and expenses relating to the payment for or performance of the Tenant Improvements (as hereinafter defined), improvements or Alterations, or (iv) any subsequent assignment(s), subleases(s), license(s), pledge(s), mortgage(s) or transfer(s) of the Lease or any interest of the tenant under the Lease or in the Premises or any part thereof that is not consented to by Assignor in writing in its sole discretion, or (v) any further amendment, modification, or supplement of the Lease not consented to by Assignor in writing in its sole discretion, or (vi)  any holdover by Assignee, or (vii) the exercise of any option in the Lease by Assignee and any increased obligations or liabilities of the tenant under the Lease due to such exercise, or (viii) any obligation to remove or restore any improvements or Alterations unless Assignor agrees in writing to assume the same (Landlord acknowledges that no such obligations exist as of the Assignment Effective Date).  In the event of a default by Assignee under the Lease that remains uncured beyond applicable notice and cure, Assignor will have the right, for an additional five (5) business days after the expiration of such notice and cure period under the Lease, to cure such default on behalf of Assignee and if applicable, to enter the Premises in order to cure any such default.

5.Representations.  Assignor represents to Landlord as of the Execution Date that (a) the Lease is in full force and effect; (b) except for the Assignment Agreement, the Lease has not been assigned, encumbered, amended, modified, extended or supplemented; (c) Assignor knows of no defense or counterclaim to the enforcement of the liabilities and obligations of the Assignor under the Lease; (d) to Assignor’s knowledge, Assignor is not entitled to any reduction, offset or abatement of the rent payable under the Lease; and (e) to Assignor’s knowledge, neither Assignor nor Landlord is in default in the performance of any covenant, agreement or condition contained in the Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default by Landlord or Assignor under the Lease.  Landlord represents to Assignor and Assignee that (i) as of the Execution Date, Rent has not been prepaid more than thirty (30) days in advance, and (ii) to Landlord’s knowledge, neither Assignor nor Landlord is in default in the performance of any covenant, agreement or condition contained in the Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default by Landlord or Assignor under the Lease.  Landlord and Assignee each represents to Assignor that the Lease, as amended by this Agreement, is the only agreement between Landlord and Assignee regarding the Lease and the Premises.

6.Further Assignment.  Assignee hereby agrees that, in accordance with and subject to the terms and conditions of Section 13 of the Lease, there shall be no further assignment or subletting of the Lease, the Premises and/or any part thereof, without the prior written consent of Landlord in each instance, and any such assignment or subletting shall only be permitted in accordance with the terms and provisions of the Lease, including, without limitation, Section 13 thereof.  Landlord acknowledges and agrees that, notwithstanding anything to the contrary in the Lease, Assignee may assign the Lease back to Assignor without Landlord’s consent, but with prior notice to Landlord; provided that in the event of such assignment and assumption back to Assignor under this Section 6 (opposed to an assumption under Section 4 hereof), (i) Assignor shall assume all of the then applicable obligations of the tenant under the Lease notwithstanding the limitations on future liability set forth in Section 4 hereof, (ii) Assignor shall have a net worth of at least $150,000,000.00 at the time of such assignment and assumption, (iii) the uniQure Guaranty shall be reinstated to apply to all of the then applicable obligations of the tenant under the Lease and the limitations on future liability set forth in Section 4 hereof and the amendment to the uniQure

Guaranty entered into concurrently with this Amendment shall not apply, and uniQure Guarantor shall confirm the foregoing in writing to Landlord, and (iv) any such assignment and assumption back to Assignor shall not release Assignee or Genezen Guarantor from its obligation hereunder or  under the Lease or Genezen Guaranty.

7.Amendments To Lease.

A.Amended Guaranty.  Concurrently with the execution of this Agreement, Landlord and uniQure Guarantor shall enter into an amendment to the uniQure Guaranty in the form attached hereto as Exhibit B.  The uniQure Guaranty shall remain in full force and effect through May 31, 2029.

B.Additional Guaranty. In addition to the uniQure Guaranty, simultaneously with the execution of this Agreement, Assignee shall cause Genezen Holdings, Inc. (“Genezen Guarantor”) to execute and deliver to Landlord an additional guaranty in the form attached hereto as Exhibit C (the “Genezen Guaranty”), as additional security for the payment and performance of all of Tenant’s obligations under the Lease from and after the Assignment Effective Date.  The Genezen Guaranty shall remain in full force and effect as of the Assignment Effective Date and thereafter throughout the Term of the Lease, as hereby extended and as may be further extended from time to time.

C.Extension of Term.  Effective as of the Assignment Effective Date, the Term of the Lease is hereby extended for an additional term (the “Second Additional Term”) commencing on June 1, 2029 (“Second Additional Term Commencement Date”) and expiring on May 31, 2034 (“Second Additional Term Extended Expiration Date”). The Second Additional Term shall be upon all of the same terms and conditions of the Existing Lease in effect immediately preceding the Second Additional Term, except as set forth in this Agreement.

D.Base Rent During the Second Additional Term. Notwithstanding anything to the contrary contained in the Existing Lease, in consideration of the agreements contained herein, the schedules of Base Rent as set forth in Sections 3.A and 3.B of the First Amendment, as amended by Sections 1.A and 1.B of the Second Amendment, are hereby amended for the period commencing as of the Assignment Effective Date and continuing through May 31, 2029 (the “Alternate Base Rent Period”). Base Rent payable during the Alternate Base Rent Period and the Second Additional Term shall be payable in accordance with the following schedule:

Time Period	Annual Base Rent	Monthly Payment	PSF
Assignment Effective Date - 5/31/2025:	$4,993,681.10	$416,140.09	$59.45
6/1/2025 - 5/31/2026:	$5,143,197.50	$428,599.79	$61.23
6/1/2026 - 5/31/2027:	$5,297,753.80	$441,479.48	$63.07
6/1/2027 - 5/31/2028:	$5,456,510.00	$454,709.16	$64.96

6/1/2028 - 5/31/2029:	$5,620,306.10**	$468,358.84	$66.91
6/1/2029 - 5/31/2030:	$6,627,442.20	$552,286.85	$78.90
6/1/2030 - 5/31/2031:	$6,826,517.40	$568,876.45	$81.27
6/1/2031 - 5/31/2032:	$7,031,472.50	$585,956.04	$83.71
6/1/2032 - 5/31/2033:	$7,242,307.50	$603,525.62	$86.22
6/1/2033 - 5/31/2034:	$7,459,022.40	$621,585.20	$88.80

E.Extension Terms. Tenant shall continue to have the right to extend the Term of the Lease for two (2) additional five (5) year Extension Terms, upon all of the same terms and conditions as set forth in Section 1.2 of the Lease, except as follows:

(i)The first such Extension Term shall commence on June 1, 2034 and expire on May 31, 2039 and the second such Extension Term shall commence on June 1, 2039 and expire on May 31, 2044.

(ii)The second (2nd) sentence of Section 1.2(a) is deleted and the following is substituted in its place: “Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date (the “Extension Deadline”) that is no later than twelve (12) months and no earlier than twenty-four (24) months prior to the expiration of the then-current Term of this Lease, time being of the essence.”

F.Landlord’s Third Amendment Contribution.

(i)Commencing as of the Assignment Effective Date, Tenant shall be entitled to use a contribution in an amount not to exceed Four Million One Hundred Ninety-Nine Thousand Nine Hundred and 00/100 Dollars ($4,199,900.00) (i.e., $50.00 per rentable square foot of the Premises) (“Landlord’s Third Amendment Contribution”) for the costs relating to Alterations, which are permanently affixed to the Premises or which are “Tenant Improvement Allowance Items,” as that term is defined in Section 7.F(ii), below (collectively, the “Tenant Improvements”); provided, however that Tenant shall only be entitled to apply up to Six Hundred Twenty-Nine Thousand Nine Hundred Eighty-Five and 00/100 Dollars ($629,985.00) (i.e., fifteen percent (15%) of Landlord’s Third Amendment Contribution) toward Soft Costs (as defined below).  In no event shall Landlord be obligated to make disbursements pursuant to this Section 7.F or otherwise in connection with Tenant’s construction of the Tenant Improvements or any Tenant Improvement Allowance Items in a total amount which exceeds the sum of Landlord’s Third Amendment Contribution.  All Tenant Improvements for which Landlord’s Third Amendment Contribution has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord’s approval of the plans and specifications for any Specialty Alterations, require Tenant, prior to the end of the Term, or given following any earlier termination of the Lease, at Tenant’s expense, to remove such Tenant Improvements identified by Landlord and to repair any damage to the Premises and

Building caused by such removal and return the affected portion of the Premises to a Building standard general office and research and development condition.  Notwithstanding anything to the contrary herein or the Lease, Assignor shall have no obligation or liability for removal or restoration of any Tenant Improvements, including without limitation any Specialty Alterations.

(ii)Except as otherwise set forth in this Section 7.F, Landlord’s Third Amendment Contribution shall be disbursed by Landlord only for construction of Alterations and the following items and costs (“Soft Costs”) (collectively the “Tenant Improvement Allowance Items”): all reasonable fees of the architect and the engineers for space planning and design for the Premises, owner project management fees, permit and license fees relating to construction and construction management fees.  The cost of the purchase and/or installation of furniture, fixtures, laboratory equipment, or office equipment, installation of telephone or data cabling or other information technology, signage, and any other personal property shall be at Tenant’s sole cost and expense and shall not be paid for by Landlord’s Third Amendment Contribution. Any portion of Landlord’s Third Amendment Contribution that is not disbursed or allocated for disbursement by the date which is thirty-six (36) months after the Execution Date of this Agreement, shall revert to Landlord and Tenant shall have no further rights with respect thereto.  All Tenant Improvements shall be subject to the provisions relating to Landlord’s approval of Alterations in the Lease. Notwithstanding anything to the contrary contained in the Existing Lease, Tenant shall, upon demand, reimburse Landlord for all third-party, out-of-pocket expenses incurred by Landlord in connection with the review and approval of Tenant’s plans and specifications in connection with proposed Tenant Improvements to be made by Tenant to the Premises.  No construction management fee shall be payable by Tenant to Landlord in connection with the Tenant Improvements.

(iii)During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of Landlord’s Third Amendment Contribution for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.  On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may reasonably designate), Tenant shall deliver to Landlord:  (a) a request for reimbursement of amounts paid to Tenant’s Contractor (as hereinafter defined), approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (b) invoices from all subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”), for labor rendered and materials for the Premises; (c) executed mechanic’s lien waivers or releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of M.G.L. Chapter 254, Section 32; and (d) all other information reasonably requested by Landlord.  Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request.  Within thirty (30 days thereafter, and provided that Tenant has paid the “Tenant Contribution” as provided in Section 7.F(v), below, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section E(iii), above (less the Tenant Contribution, if applicable), less a five percent (5%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of Landlord’s Third Amendment Contribution (not including the Final Retention, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the plans and specifications approved by Landlord or due to any substandard work.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(iv)Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord (x) properly executed final mechanic’s lien waivers and releases in compliance with M.G.L. Chapter 254, Section 32 from all Tenant’s Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, and (y) a “close-out package” in such format designated by Landlord (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent deemed necessary by Landlord): (a) as-built drawings and final record CAD drawings, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Tenant Improvements, (d) an independent air balance report, if required due to the nature of the Tenant Improvements, and (e) such other information or materials as may be reasonably requested by Landlord.  Landlord shall only be obligated to make disbursements from Landlord’s Third Amendment Contribution to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.  All Tenant Improvement Allowance Items for which Landlord’s Third Amendment Contribution have been made available shall be deemed Landlord’s property under the terms of the Lease.

(iii)Tenant shall engage a licensed general contractor reasonably approved by Landlord (the “Contractor”) under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the “Contract”).  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the “Final Budget”).  If the Final Budget exceeds the amount of Landlord’s Third Amendment Contribution (less any portion thereof already disbursed by Landlord, or which Tenant has requested disbursement by Landlord, on or before the commencement of construction of the Tenant Improvements) (the “Over-Allowance Amount”), then Landlord may withhold a percentage of each amount requested by Tenant to be disbursed under this Section 7.F (the “Tenant Contribution”), which Tenant Contribution shall be equal to the amount of the Over-Allowance Amount divided by the amount of the Final Budget, and such payment by Tenant of the Tenant Contribution to the Contractor shall be a condition to Landlord’s obligation to pay any amounts of Landlord’s Third Amendment Contribution.  Tenant shall deliver to Landlord an update of the Final Budget as requested by Landlord from time to time, and if there is an increase in the Final Budget by more than two percent (2%) from the initial Final Budget, then such updated Final Budget shall be used for purposes of calculating the Over-Allowance Amount and Tenant Contribution thereafter.

(iv)Notwithstanding any provision to the contrary contained herein, upon any Event of Default under the Lease beyond any applicable notice and cure period (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurring at any time on or before the substantial completion of the Tenant Improvements, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of Landlord’s Third Amendment Contribution and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay and any costs occasioned thereby).

G.Notices.  For all purposes of the Lease, the notice address for Landlord is as follows:

Hartwell Innovation Campus, LLC

c/o Healthpeak Properties

1900 Main Street, Suite 500

Irvine, CA 92614

Attention: LS Asset Management

With copies to:

Hartwell Innovation Campus, LLC

c/o Healthpeak Properties

4600 South Syracuse Street, Suite 500

Denver, CO 80237

Attention: Legal Department

Goulston & Storrs PC

One Post Office Square, 25th Floor

Boston, MA 02109

Attention: [***]

Effective as of the Assignment Effective Date, for all purposes of the Lease, the notice address for Assignor is as follows:

uniQure, Inc.

One Hartwell Place

Lexington, MA 02421

Attn:  Chief Legal Officer

Email: [***]

With a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attn: Stephen A. Infante, Esq.

Effective as of the Assignment Effective Date, for all purposes of the Lease, the notice address for Assignee is as follows:

Genezen MA, Inc.

c/o Genezen Holdings Inc.

9900 Westpoint Drive, Suite 128

Indianapolis, IN 46256

Attn: Steven Favaloro

Email: [***]

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: [***]

Any notice given under the Lease or this Agreement by one party must be delivered to both other parties to this Agreement in order to be effective.

8.Rents from Real Property.  Notwithstanding anything contained in the Lease to the contrary, Tenant shall not: (i) assign, sublet, license, mortgage, pledge, hypothecate, encumber, or transfer the Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (each of the foregoing, a “Transfer”) to an entity in which, under the Internal Revenue Code of 1986, as amended (the “Code”), any entity that directly or indirectly owns Landlord and is qualified as a real estate investment trust (a “REIT Owner”) owns, directly, indirectly or by applying constructive ownership rules set forth in Section 856(d)(5) of the Code, a ten percent (10%) or greater interest; or (ii) make any Transfer or other action under Section 8.2 of the Lease, in a manner that would cause any portion of the amounts received by Landlord pursuant hereto to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.  Tenant acknowledges and agrees that (a) Landlord has engaged a taxable REIT subsidiary (the “TRS”), which is an affiliate of Landlord, to operate the food services areas and fitness centers located in Building; (b) the TRS will further engage independent contractors as needed to operate such food service areas and fitness center consistent with existing operations, and (c) additional rent payable by Tenant in respect of the food service areas and/or fitness center has been (or will be) assigned to the TRS.

9.Return of Letter of Credit; Release.

(a)Landlord acknowledges it currently holds a letter of credit from Assignor in the amount of $1,740,224.75 (the “Existing Letter of Credit”).  Within ten (10) business days of the receipt of the Replacement Letter of Credit, Landlord shall return the Existing Letter of Credit to Assignor along with any commercially reasonable documentation required by the bank that issued the Existing Letter of Credit to terminate the same.  Landlord shall not make any draw on the Existing Letter of Credit after it receives the Replacement Letter of Credit.  As of the receipt of the Replacement Letter of Credit, Landlord releases Assignor from any obligation to maintain a Letter of Credit or Cash Security Deposit.

(b)Landlord shall, and hereby does, release Assignor from any and all liability relating to the Lease arising or relating to the period from and after June 1, 2029.

10.Brokerage.  Landlord, Assignor and Assignee each warrants and represents that it has dealt with no broker or agent in connection with the assignment of the Lease or this Agreement.  Assignor and Assignee, jointly and severally, hereby indemnify and hold harmless Landlord against and from, all costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of or resulting from any claims for brokerage commissions, finders’ fees or other compensation in connection with this Agreement by persons claiming through Assignor or Assignee.  If any action or proceeding is brought against Landlord by reason of any such claim, then Assignor and Assignee, at their sole expense, shall defend such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense; however, any stipulation, settlement agreement, consent order, judgment or decree entered into in connection therewith shall be subject to the prior written approval of Landlord in all respects.  Landlord hereby indemnifies and holds harmless Assignor and Assignee against and from, all costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of or resulting from any claims for brokerage commissions, finders’ fees or other compensation in connection with this Agreement by persons claiming through Landlord. If any action or proceeding is brought against Assignor or Assignee by reason of any such claim, then Landlord, at its sole expense, shall defend such claim with counsel reasonably acceptable to Assignor and/or Assignee, as applicable, and settle any such claim at Landlord’s expense; however, any stipulation, settlement agreement, consent order, judgment or decree entered into in connection therewith shall be subject to the prior written approval of Assignor and/or Assignee, as applicable, in all respects.

11.Inapplicable Lease Provisions. Sections 3.2, 3.3, 3.4 and 3.5, Exhibits 3A, 3B, 3C, 3D and 3E of the Original Lease and Sections 4 and 5 of the First Amendment shall have no applicability with respect to this Agreement or the Second Additional Term.

12.Miscellaneous.  The submission of drafts of this Agreement for examination and negotiation does not constitute an offer to lease, or a reservation of or option for, the Premises, and this Agreement shall not be binding upon Landlord, Assignor or Assignee unless and until Landlord, Assignor and Assignee have executed and delivered to the other parties a fully-executed version of this Agreement.  Except as expressly and specifically set forth in this Agreement, the Existing Lease is hereby ratified and confirmed, and all of the terms, covenants, agreements and provisions of the Existing Lease shall remain unaltered and unmodified and in full force and effect throughout the balance of the Term of the Lease, as extended hereby.  Each of Landlord, Assignor and Assignee agrees that this Agreement shall inure to the benefit of and be binding upon the other parties hereto, and their permitted successors and assigns.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

13.Termination; Conditions Precedent.  Notwithstanding any provision contained in this Agreement to the contrary, the effectiveness of this Agreement and Landlord’s consent hereunder are subject to the conditions precedent (the “Conditions Precedent”) that by not later than 5:00 PM EST on August 31, 2024 (i) the Assignment Effective Date shall have occurred, and (ii) a copy of the fully executed Assignment Agreement shall have been delivered to Landlord.  Time is of the essence of the satisfaction of the Conditions Precedent, and if the Conditions Precedent are not satisfied by the foregoing date, then this Agreement shall terminate and expire, and be null and void, and of no force or effect.

14.Counterparts. This Agreement may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.  This Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signature page follows]

IN WITNESS WHEREOF, Landlord, Assignor and Assignee have executed this Landlord Consent to Assignment and Assumption of Lease and Third Amendment to Lease as of the date and year first set forth above.

LANDLORD:

HARTWELL INNOVATION CAMPUS, LLC,

a Delaware limited liability company

By:	/s/ Scott Bohn
Name:	Scott R. Bohn
Title:	Chief Development Officer

ASSIGNOR:

UNIQURE, INC.,

a Delaware corporation

By:	/s/ Matt Kapusta
Name:	Matt Kapusta
Title:	Chief Executive Officer

ASSIGNEE:

GENEZEN MA, INC., a Delaware corporation

By:	/s/ Steve Favaloro
Name:	Steve Favaloro
Title:	Chief Executive Officer

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[***]

Exhibit A

EXHIBIT B

FORM OF AMENDMENT TO UNIQURE GUARANTY

AMENDMENT TO GUARANTY

FIRST AMENDMENT TO GUARANTY

THIS FIRST AMENDMENT TO GUARANTY (this “Amendment”) is made by and between uniQure N.V., a public limited liability company organized under the laws of the Netherlands, as successor-by-conversion to uniQure BV (“Guarantor”), and HARTWELL INNOVATION CAMPUS, LLC, a Delaware limited liability company (“Landlord”).

RECITALS

WHEREAS, uniQure, Inc., a Delaware corporation (“uniQure”), as tenant, and Landlord, as successor-in-interest to King 113 Hartwell LLC, as landlord, entered into that certain Indenture of Lease dated as of July 24, 2013 (the “Original Lease”), as amended by that certain First Amendment dated as of November 9, 2018 (the “First Amendment”) and that certain Second Amendment dated as of June 17, 2019 (the “Second Amendment”) (collectively, the “Existing Lease”);

WHEREAS, Guarantor delivered that certain Guaranty dated as of July 24, 2013 (the “Existing Guaranty” and with this Amendment, the “Guaranty”) to Landlord to secure the payment obligations of uniQure as the tenant under the Existing Lease;

WHEREAS, uniQure has assigned the Existing Lease to GENEZEN MA, INC., a Delaware corporation (“Assignee”);

WHEREAS, Landlord has consented to such assignment of the Existing Lease and together with Assignee and uniQure has amended the Existing Lease by that certain Landlord Consent to Assignment and Assumption of Lease and Third Amendment to Lease (the “Consent” and with the Existing Lease, the “Lease”);

WHEREAS, in connection with the assignment and Consent, Genezen Holdings, Inc. (“Genezen Guarantor”) has delivered a guaranty of the Lease to Landlord; and

WHEREAS, in connection with the Consent, uniQure will remain partially liable for obligations of the tenant under the Lease and Landlord and Guarantor desire to confirm the liability of Guarantor for such obligations on the terms and conditions herein.

NOW THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Guarantor hereby agree to amend the Existing Guaranty as follows:

1.Recitals and Defined Terms.  The foregoing recitals are hereby incorporated into this Amendment.  All capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to them in the Existing Guaranty and the Lease.

Exhibit B-1

2.Guaranteed Obligations.  Effective as of the Assignment Effective Date:

a.

The first clause (a) in Section 1 of the Existing Guaranty is hereby deleted and replaced with the following: “(a) the total amount of Base Rent set forth in Sections 1.A and 1.B of the Second Amendment then-remaining due with respect to the portion of the term of the Lease expiring on May 31, 2029”.

b.	The first clause (c) in Section 1 of the Existing Guaranty is hereby deleted.
c.	The last sentence of Section 1 of the Existing Guaranty is hereby deleted.

3.[Intentionally Omitted]

4.Assignment of the Lease.  Notwithstanding Section 5 of the Existing Guaranty, from and after the Assignment Effective Date, Guarantor shall not be liable for any Guaranteed Obligations that arise due the actions or inactions of an assignee, subtenant, licensee, mortgagee or other transferee of the Lease that was not approved by uniQure in writing.

5.Confirmation of Guaranty.  Guarantor acknowledges that, except as expressly and specifically set forth in this Amendment, the Existing Guaranty is hereby ratified and confirmed, and all of the terms, covenants, agreements and provisions of the Existing Guaranty shall remain unaltered and unmodified and in full force and effect.

6.Release of Guaranty.  As of the Assignment Effective Date, Landlord shall, and hereby does, release Guarantor from any and all liability relating to the Guaranteed Obligations arising or relating to the period from and after June 1, 2029.

7.Notices.  For all purposes of the Guaranty, the notice address for Landlord is as follows:

Hartwell Innovation Campus, LLC

c/o Healthpeak Properties

1900 Main Street, Suite 500

Irvine, CA 92614

Attention: LS Asset Management

With copies to:

Hartwell Innovation Campus, LLC

c/o Healthpeak Properties

4600 South Syracuse Street, Suite 500

Denver, CO 80237

Attention: Legal Department

Goulston & Storrs PC

One Post Office Square, 25th Floor

Boston, MA 02109

Attention: [***]

Exhibit B-2

Effective as of the Assignment Effective Date, for all purposes of the Guaranty, the notice address for Guarantor is as follows:

c/o uniQure, Inc.

One Hartwell Place

Lexington, MA 02421

Attn:  Chief Legal Officer

Email: [***]

With a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attn: [***]

15.Miscellaneous.  Each of Landlord and Guarantor agrees that the Guaranty shall inure to the benefit of and be binding upon the other parties hereto, and their permitted successors and assigns.  The Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

16.Counterparts.  This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.  This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signature page follows]

Exhibit B-3

IN WITNESS WHEREOF, Guarantor and Landlord have executed this First Amendment to Guaranty as of the day and year first written above.

Landlord:

HARTWELL INNOVATION CAMPUS, LLC, a Delaware limited liability company

By:
Name:
Its:

Guarantor:

UNIQURE, N.V., a public limited liability company organized under the laws of the Netherlands

By:
Name:
Its:

Exhibit B-4

EXHIBIT C

FORM OF ADDITIONAL GUARANTY

GUARANTY

This GUARANTY dated as of _________, 2024 is made by GENEZEN HOLDINGS, INC., a Delaware corporation (the “Guarantor”), in favor of Hartwell Innovation Campus, LLC, a Delaware limited liability company (“Landlord”).

GENEZEN MA, INC., a Delaware corporation (“Tenant”) and Landlord are parties to that certain Lease dated July 24, 2013, as amended by a First Amendment dated as of November 9, 2018, a Second Amendment dated June 17, 2019 and a Landlord Consent to Assignment and Assumption of Lease and Third Amendment to Lease dated as of even date herewith (collectively, the “Lease”) with respect to certain premises within the building located at 113 Hartwell Avenue, Lexington, Massachusetts (the “Premises”).  In order to induce Landlord to enter into the Landlord Consent to Assignment and Assumption of Lease and Third Amendment to Lease, Guarantor has agreed to execute and deliver this Guaranty to Landlord.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees to unconditionally guarantees the timely and punctual payment of all Rent, as defined in the Lease, and other payments required to be paid by Tenant, and the timely and prompt full performance and observance of all the covenants, conditions and agreements therein provided to be performed and observed by Tenant under the Lease.  Guarantor expressly agrees that the validity of this agreement and the obligations of Guarantor shall in no way be terminated, affected or impaired by reason of the granting by Landlord of any indulgences to Tenant or by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by the relief of Tenant from any of Tenant's obligations under the Lease by operation of law or otherwise (including, but without limitation, the rejection of the Lease in connection with proceedings under the bankruptcy laws now or hereafter enacted); Guarantor hereby waiving all suretyship defenses.

The obligations of Guarantor include the payment to Landlord of any monies payable by Tenant under any provisions of the Lease, at law, or in equity, including, without limitation, any monies payable by virtue of the breach of any warranty, the grant of any indemnity or by virtue of any other covenant of Tenant under the Lease.

Guarantor further covenants and agrees that this Guaranty shall remain and continue in full force and effect during the Term and as to any renewal, modification or extension of the Lease, whether or not Guarantor shall have received any notice of or consented to such modification.  Guarantor further agrees that its liability under this Guaranty shall be primary (and that the heading of this instrument and the use of the word "Guaranty(s)" shall not be interpreted to limit the aforesaid primary obligations of Guarantor), and that in any right of action which shall accrue to Landlord under the Lease, Landlord may, at its option, proceed against Guarantor, any other guarantor, and Tenant, jointly or severally, and may proceed against Guarantor without having commenced any action against or having obtained any judgment against Tenant or any other

Exhibit C-1

guarantor.  Guarantor irrevocably waives any and all rights Guarantor may have at any time prior to performance in full of all of the guaranteed obligations under this Guaranty (whether arising directly or indirectly, by operation of law or by contract or otherwise) to assert any claim against Tenant on account of payments made under this Guaranty, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any security deposit or other collateral which may be held by Landlord; and Guarantor will not claim any set-off or counterclaim against Tenant in respect of any liability Guarantor may have to Tenant.

Guarantor hereby waives presentment, protest, notice of default, demand for payment, and all other suretyship defenses whatsoever with respect to any payment guaranteed under this Guaranty, and agrees to pay unconditionally upon demand all amounts owed under the Lease.  Guarantor further waives any setoff or counterclaim (except for any compulsory counterclaims that must be brought in an action commenced by Landlord against Tenant or Guarantor) that Tenant or Guarantor may have or claim to have against Landlord and the benefit of any statute of limitations affecting Guarantor's liability under this Guaranty.  Guarantor hereby agrees to indemnify Landlord and hold it harmless from and against all loss and expense, including legal fees, suffered or incurred by Landlord as a result of claims to avoid any payment received by Landlord from Tenant with respect to the obligations of Tenant under the Lease.  If Landlord retains an attorney to enforce this Guaranty or to bring any action or any appeal in connection with this Guaranty, the Lease, or the collection of any payment under this Guaranty or the Lease, Landlord shall be entitled to recover its attorneys' fees, costs and disbursements in connection therewith, as determined by the court before which such action or appeal is heard, in addition to any other relief to which Landlord may be entitled.

Guarantor represents to Landlord that Guarantor owns, directly or indirectly, a majority of the outstanding ownership interests of Tenant.

It is agreed that the failure of Landlord to insist in any one or more instances upon a strict performance or observance of any of the terms, provisions or covenants of the Lease or to exercise any right therein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right, but the same shall continue and remain in full force and effect.  Receipt by Landlord of rent with knowledge of the breach of any provision of the Lease shall not be deemed a waiver of such breach.

No subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of Guarantor under this Guaranty; and wherever reference is made to the liability of Tenant named in the Lease, such reference shall be deemed likewise to refer to Guarantor.

All payments becoming due under this Guaranty and not paid within ten (10) days after written notice from Landlord that the same is due shall bear interest from the applicable due date until received by Landlord at the rate set forth in Section 5.4 of the Lease for late payments.

It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the heirs, executors, administrators and assigns of Landlord, and shall be binding upon the heirs, successors and assigns of Guarantor.  Each reference in this Guaranty to Guarantor shall be deemed

Exhibit C-2

to include the successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty; provided, however, notwithstanding any such assignment, the original Guarantor shall remain fully and completely liable and responsible for all of its obligations, duties, and liabilities under this Guaranty.  In no event shall this Guaranty be assigned, transferred, modified or amended without the prior written consent of Landlord in each instance.  Landlord shall have the unrestricted right to assign this Guaranty in connection with an assignment of the landlord’s interest in the Lease without the consent of, or any other action required by, Guarantor.

Guarantor shall at any time and from time to time upon not less than thirty (30) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof.

Guarantor hereby agrees that this Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.  Guarantor hereby agrees that all actions to enforce this Guaranty, and all disputes arising, directly or indirectly, out of or relating to this Guaranty, shall be dealt with and adjudicated in the state courts of the Commonwealth of Massachusetts or the federal courts for the Commonwealth of Massachusetts and for that purpose hereby expressly and irrevocably submits itself to the sole and exclusive jurisdiction of such courts.  Guarantor waives any and all rights under the laws of any state or the United States or otherwise to object to such jurisdiction.  Guarantor hereby irrevocably appoints Tenant as its agent for service of process in connection with any such action.  Guarantor agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

Notices given under this Guaranty shall be in writing and delivered, sent or transmitted in the manner set forth in the Lease (i) if to Landlord, to Hartwell Innovation Campus, LLC, c/o Healthpeak Properties, 1900 Main Street, Suite 500, Irvine, CA 92614, Attention: LS Asset Management, with a copy to Hartwell Innovation Campus, LLC, c/o Healthpeak Properties, 4600 South Syracuse Street, Suite 500, Denver, CO 80237, Attention: Legal Department, and to Goulston & Storrs, PC, One Post Office Square, Boston, MA 02109, Attention: Jean Bowe, Esq., and (ii) if to Guarantor, to it at:  9900 Westpoint Drive, Suite 128, Indianapolis, IN 46256, Attention: Steve Favaloro, with a copy to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attention: Andrew C. Sucoff, Esq., or such other address as Landlord or Guarantor has specified by written notice to the other.  Except as otherwise specifically required herein, notice of the exercise of any right, option or power granted to Landlord by this Guaranty is not required to be given.

Unless Guarantor is traded on a U.S. public stock exchange or other public stock exchange providing financial information in English readily available in the Boston area (whether via the internet or otherwise), Guarantor shall deliver to Landlord, within thirty (30) days after Landlord’s

Exhibit C-3

reasonable request (which request may be made no more than once per calendar year, provided that such limitation shall not apply in the event of a sale or financing of any of Landlord’s interest in the Lease or the property of which the Premises are a part) Guarantor’s most recently completed audited financial statements, and if Guarantor does not have audited financial statements Guarantor shall deliver unaudited financial statements.  Any such financial information may be relied upon by Landlord and any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

[Signature Page Follows]

Exhibit C-4

IN WITNESS WHEREOF, Guarantor executes this Guaranty as an instrument under seal as of the day and year first written above.

GUARANTOR:

GENEZEN HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit C-5